EXHIBIT 99.2

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES REPORTS A 59% INCREASE IN OIL AND
NATURAL GAS PRODUCTION AND A 58% INCREASE
IN RESERVES

DALLAS, TEXAS, March 31, 2005....EXCO Resources, Inc. (EXCO) announced that its proved reserves grew significantly in 2004.  Natural gas reserves increased 87% to 528.3 Bcf from 282.5 Bcf at year end 2003.  Oil and natural gas liquids (NGLs) reserves increased 5% to 26.3 million barrels from 25.1 million barrels during the same period.  On a billion cubic feet of natural gas equivalent basis (Bcfe), EXCO’s reserves grew 58% to 686.0 Bcfe from 433.0 Bcfe.

Production for the year ended December 31, 2004, was 40.5 Bcfe, 72% of which was natural gas, compared to production of 25.5 Bcfe in 2003, 62% of which was natural gas.  For the year ended December 31, 2004, EXCO increased its total production by 59%.

At December 31, 2004, estimates of future net cash flows after capital expenditures related to these properties were $2.8 billion, based upon constant prices.  The SEC, pre-tax, discounted present value at 10% per annum (PV-10) is $1.2 billion.  The year-end 2004 oil price used is based on a NYMEX price of $43.45, a 34% increase from the 2003 NYMEX price of $32.52, the NGL price used was $26.92, a 10% increase from the 2003 price of $24.41, and the natural gas price used is based on a NYMEX price of $6.15, a 0.7% decrease from the 2003 NYMEX price of $6.19.

EXCO completed 18 acquisitions during the past year spending approximately $356.5 million.

On February 10, 2005, we sold all of the issued and outstanding shares of common stock of Addison Energy Inc., our wholly-owned Canadian subsidiary, for an aggregate sales price of $442.7 million.  As of December 31, 2004, Addison’s total proved reserves were 280.2 Bcfe with a PV-10 of $498.5 million and a standardized measure of $359.8 million.  For the year ended December 31, 2004, Addison’s production was 17.5 Bcfe, or 43% of EXCO’s total production.

EXCO Resources, Inc. is a privately-held oil and natural gas acquisition, exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Pennsylvania, and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Ted Eubank, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251, telephone number (214) 368-2084.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission

EXCO RESOURCES, INC.

Proved Oil and Natural Gas Reserve Summary

Reserves	December 31, 2003 (1)	December 31, 2004 (1)	Change
NYMEX Oil Price	$32.52	$43.45	+ 34%
NYMEX Gas Price	$6.19	$6.15	- 0.7%

Crude Oil and Natural Gas Liquids (Mmbbl)	25.1	26.3	+ 5%

Natural Gas (Bcf)	282.5	528.3	+ 87%

Total Proved Reserves (Bcfe)	433.0	686.0	+ 58%

Future Net Revenues (2)	$1.4 billion	$2.8 billion	+ 100%

SEC Present Value (3)	$0.6 billion	$1.2 billion	+ 100%

(1)   The numbers shown as of December 31, 2003 and 2004, include Addison Energy Inc., our wholly-owned Canadian subsidiary.  On February 10, 2005, we sold all of the issued and outstanding shares of common stock of Addison.

(2)   Based on (a) product prices determined by taking the year-end NYMEX prices shown in the table and deducting the historical price differentials between NYMEX and local prices, and (b) costs then in effect, with both product prices and costs held constant for the life of the properties.

(3)   On a pre-tax basis, discounted at 10% per annum.